MSB Financial Corp. Announces Quarterly Results

MILLINGTON, N.J., November 3, 2011 -- MSB Financial Corp. (Nasdaq: MSBF) (the "Company"), the holding company for Millington Savings Bank (the "Bank"), reported net income of $111,000 for the three months ended September 30, 2011. This compares to net income of $215,000 for the quarter ended September 30, 2010. The decrease was due to an increase in the provision for loan losses as well as a decrease in non-interest income offset by decreases in non-interest expense and income tax provision.

Net interest income was $2.7 million for the quarters ended September 30, 2011 and 2010.  Total interest income decreased by $292,000 or 7.5% for the three months ended September 30, 2011 compared to the three months ended September 30, 2010 due to a decrease of $6.2 million or 1.9% in average interest earning assets and a 28 basis point decrease in the average rate thereon, from 4.84% to 4.56%.  Correspondingly, total interest expense decreased by $273,000 or 23.0% for the three months ended September 30, 2011 compared to the three months ended September 30, 2010, due to a $13.6 million or 4.5% decrease in average interest-bearing liabilities and a 31 basis point reduction in the average cost of interest bearing liabilities from 1.56% to 1.25%.  The interest rate spread for the September 30, 2011 quarter was 3.31%, compared to 3.28% for the quarter ended September 30, 2010.

The provision for loan losses was $613,000 during the quarter ended September 30, 2011, an increase of $138,000 or 29.1% over the $475,000 provided during the quarter ended September 30, 2010.  The Bank’s management reviews the level of the allowance for loan losses and establishes the provision for loan losses on a quarterly basis based on various qualitative and quantitative factors.  The increase in the provision during the current period reflects the increased charge-off experience.  The Bank had $17.2 million in nonperforming loans as of September 30, 2011 compared to $15.7 million as of September 30, 2010.  The allowance for loan losses to total loans ratio was 1.09% at September 30, 2011 compared to 1.05% at September 30, 2010, while the allowance for loan losses to non-performing loans ratio decreased from 18.0% at September 30, 2010 to 16.0% at September 30, 2011 primarily the result of loans having been charged-off in the prior quarter.  Non-performing loans to total loans and net charge-offs to average loans outstanding ratios were at 6.82% and .01%, respectively, at September 30, 2011 compared to 5.81% and .09% at September 30, 2010.

Noninterest income was $144,000 for the quarter ended September 30, 2011 compared to $257,000 for the quarter ended September 30, 2010.  The decrease for the quarter ended September 30, 2011 compared to the quarter ended September 30, 2010 resulted from a decrease of $94,000 in fees and service charges, which was primarily attributable to $78,000 in fees that were received from the early prepayment of an investment security in the prior year, and a $20,000 decrease in unrealized gains on trading securities, offset by a $1,000 increase in bank owned life insurance income.

Noninterest expense was $2.1 million for the quarter ended September 30, 2011 compared to $2.2 million for the quarter ended September 30, 2010.  The decrease for the quarter ending September 30, 2011 as compared to the quarter ended September 30, 2010 resulted primarily from decreases in other noninterest expense, FDIC assessment and advertising expense, offset by increases in occupancy and equipment expense, salaries and benefits, service bureau fees and directors’ compensation expense.  Between the September 2011 and September 2010 quarters there were decreases of $78,000 in other noninterest expense, $53,000 in FDIC assessment and $18,000 in advertising expense, while occupancy and equipment  expense increased by $25,000, salaries and

employee benefits increased by $16,000, service bureau fees increased by $9,000 and directors’ compensation increased by $6,000.   The decrease in other noninterest expense was primarily attributable to the reduction in other non-operating and real estate expenses, while the decrease in FDIC assessment was attributed to the new basis of calculation in the assessment.

Total assets were $354.1 million at September 30, 2011, compared to $349.5 million at June 30, 2011. The Company increased its investment in securities held to maturity by $22.9 million.  The increase in securities held to maturity was primarily funded by the decreases in cash and cash equivalents and loans receivable of $11.4 million and $6.6 million, respectively.  Deposits were $287.7 million at September 30, 2011, compared to $286.2 million at June 30, 2011, and FHLB advances remained the same for both periods.  Stockholders’ equity was $40.8 million at September 30, 2011 compared to $40.7 at June 30, 2011, an increase of $160,000 or 0.4%.  The increase in paid in capital of $68,000 relates primarily to the compensation expense attributable to the Company’s stock-based compensation plan. Other significant changes in equity were attributable to $111,000 in net income offset by the declaration of $55,000 in cash dividends on our common stock and a $43,000 decrease in unallocated common stock held by ESOP.

At September 30, 2011 the Company had 5,164,804 shares outstanding compared to 5,166,503 shares outstanding as of June 30, 2011.  Shares of the Company’s common stock trade on the NASDAQ Global Market under the symbol "MSBF."   The Company is majority owned by its mutual holding company parent, MSB Financial, MHC.

Forward Looking Statements

The forgoing release may contain forward-looking statements concerning the financial condition, results of operations and business of the Company. We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements.

CONTACT:	MSB Financial Corp.
Michael Shriner, Executive Vice President
908-647-4000
mshriner@millingtonsb.com

MSB FINANCIAL CORP
(Dollars in Thousands, except for per share amount)
SELECTED FINANCIAL AND OTHER DATA

Balance Sheet Data:
	(Unaudited)
	At September 30	At June 30,
	2011	2011

Total assets	$354,072	$349,459

Cash and cash equivalents	19,590	30,976

Loans receivable, net	246,634	253,251

Securities held to maturity	64,613	41,693

Deposits	287,730	286,175

Federal Home Loan Bank advances	20,000	20,000

Total stockholders' equity	40,840	40,680

Summary of Operations:
	(Unaudited)
	For the Three Months Ended
	September 30,	September 30,
	2011	2010

Total interest income	$3,611	$3,903

Total interest expense	913	1,186

Net interest income	2,698	2,717

Provision for loan losses	613	475

Net interest income after provision
for loan losses	2,085	2,242

Noninterest income	144	257

Noninterest expense	2,060	2,153

Income before taxes	169	346

Income tax provision	58	131

Net income	$111	$215

Net income per common share:

basic and diluted	$0.02	$0.04

Weighted average number of shares of common stock outstanding	5,040,841	5,039,867

Performance Ratios:
	(Unaudited)
	For the Three Months Ended
	September 30,	September 30,
	2011	2010

Return on average assets (ratio of net income
to average total assets)	0.13%	0.24%

Return on average equity (ratio of net income
to average equity)	1.08	2.14

Net interest rate spread	3.31	3.28

Net interest margin on average interest-earning
assets	3.41	3.37

Average interest-earning assets to average
interest-bearing liabilities	108.75	105.93

Operating expense ratio (noninterest expenses
to average total assets)	2.35	2.39

Efficiency ratio (noninterest expense divided by
sum of net interest income and noninterest income)	72.48	72.39

	(Unaudited)
	For the Three Months Ended
	September 30,	September 30,
	2011	2010
Asset Quality Ratios:

Non-performing loans to total loans	6.82%	5.81%

Non-performing assets to total assets	5.11	4.83

Net charge-offs to average loans outstanding	0.01	0.09

Allowance for loan losses to non-performing loans	15.95	18.00

Allowance for loan losses to total loans	1.09	1.05

Capital Ratios:

Equity to total assets at end of period	11.53%	11.30%

Average equity to average assets	11.69	11.18

Number of Offices	5	5